NORTHERN FUNDS

                                   FORM N-SAR

                                File No. 811-8236

                    Six-Month Period Ended September 30, 2003


EX-99.77M:  Mergers

On June 20, 3003, Northern Funds Global Communications Fund was reorganized into and with Northern Funds Technology Fund, and Northern Funds International Select Equity Fund was reorganized into and with Northern Funds International Growth Equity Fund. These reorganizations were pursuant to a Plan of Reorganization approved by the Board of Trustees on February 14, 2003 (the "Plan"). Shareholders of the Global Communications Fund approved the Plan at a special meeting of shareholders held on June 19, 2003. In accordance with the Plan, each shareholder of the Global Communications Fund received shares of the Technology Fund equal in value to such shareholder's interest in the Global Communications Fund as of the date of reorganization. Shareholders of the International Select Equity Fund received shares of the International Growth Equity Fund equal in value to such shareholder's interest in the International Select Equity Fund as of the date of reorganization.